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                                                                   EXHIBIT 12.1


                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2001

                                                          ---------------------------------------------------------------------
                                                                1997          1998           1999         2000          2001
                                                                ----          ----           ----         ----          ----
                                                          ----------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before  Interest  and Income Taxes           $ 2,350,257   $ 2,380,327   $  2,264,608   $ 2,429,177   $ 2,412,522
      AFUDC - Debt funds/Capital Interest                      14,053        11,914         23,924        44,356        56,635
                                                            ----------   ----------   ------------     ---------  -------------
         Earnings as defined                              $ 2,364,310   $ 2,392,241   $  2,288,532   $ 2,473,533   $  2,469,157
                                                          ============  ===========   ============   ===========  =============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $   404,596   $  378,598     $  394,343    $  485,488   $    462,703
   Interest on interim  obligations                            74,606       64,224         93,751       134,035         82,386
   Amort of debt disc, premium  and expense, net               28,444       60,282         30,666        30,247         30,808
   Other interest  charges                                    163,714      208,456        235,694       222,694        198,710
                                                            ----------   ----------    -----------     ---------     ----------
         Fixed charges as defined                         $   671,360   $  711,560     $  754,454    $  872,464   $    774,607
                                                          ============  ===========    ===========   ===========  =============



RATIO OF EARNINGS TO FIXED CHARGES                              3.52         3.36            3.03          2.84           3.19
                                                                =====        ====           =====          ====           ====

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